Exhibit 99.2

NEWS

Charter Communications Surpasses One Million
Telephone Customers

 Charter Telephone customers save an estimated $150 million a year versus services provided by traditional phone companies

St. Louis, Missouri, February 27, 2008 – Charter Communications, Inc. (NASDAQ: CHTR) announced today it has surpassed one million Charter Telephone® customers. Charter offers customers a choice for residential telephone service and the opportunity for significant savings. The company estimates its one million Charter Telephone customers save approximately $150 million a year versus the service provided by traditional phone companies.

Charter is a reliable and cost-effective provider of residential and business telephone service. “More than a million customers rely on Charter phone, and the vast majority of them bundle it with Charter Digital Cable® and Charter High-Speed® Internet because it’s simple, convenient, and it’s a great value,” said Mike Lovett, Executive Vice President and Chief Operating Officer for Charter.

A cable customer for more than 20 years, Charter’s one-millionth telephone customer lives in Worcester, MA, and recently upgraded to Charter’s triple-play bundle of services. Upon hearing the news, the customer said of Charter, “Our family has had a great experience with Charter Cable over the years, so it was an easy decision to add Charter phone and high-speed Internet. It’s also really convenient to have only one bill for all three services, and we save a lot of money with the bundle.”

 Charter Telephone is now available to over nine million homes, with additional launches of the service planned in 2008. Charter’s commercial telephone service is available in all of its telephone markets, which provides business customers the opportunity for significant savings through the Charter Business Bundle®.

About Charter Telephone

Charter provides high-quality, reliable residential and business voice services to over one million customers through Charter’s private, managed digital fiber-optic network.  Charter Telephone service includes unlimited nationwide calling and 10 popular calling features, such as Call Waiting, Caller ID, and Call Forwarding as well as Voicemail and enhanced 911 emergency service, all at no additional charge. Directory assistance (411) and listings in the local telephone directory are also available. New customers can keep their current phone numbers when they switch to Charter service, and calls can be made directly through any working in-home jack using the customers’ existing telephones.

Charter Telephone’s Unlimited Plan can be added to a Charter Digital Cable® and Charter High-Speed® Internet bundle for only $24.99 more per month. Charter also offers customers the Worldwide 250 Calling Plan, which can be added to their Charter Telephone service. The Plan offers 250 international minutes to more than 200 countries around the world from any landline phone for an additional $20 per month. Professional installation for Charter Telephone is included at no extra charge. For more details or to place an order, call 1-888-438-2427 (1-888-GET CHARTER).

About Charter Communications

Charter Communications, Inc. is a leading broadband communications company and the third-largest publicly traded cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter Digital Cable® video entertainment programming, Charter High-Speed® Internet access, and Charter Telephone®. Charter Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services, and business telephone. Charter’s advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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Contact:

Media:                                                                Analysts:
Anita Lamont                                                   Mary Jo Moehle
314-543-2215                                                      314-543-2397